Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com
For Immediate Release
May 3, 2016

Cummins Reports First Quarter 2016 Results

•	First quarter revenues of $4.3 billion, EBIT of 11.3 percent of sales

•	Cummins reaffirms full year guidance for revenues and EBIT

•	Company announces a second quarter change to Operating Segments

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2016.

First quarter revenues of $4.3 billion decreased 9 percent from the same quarter in 2015. Lower production in the North American heavy-duty truck market and weak global demand for off-highway and power generation equipment contributed to the reduction in sales. Currency negatively impacted revenues by approximately 3 percent compared to last year, primarily due to a stronger US dollar.

Revenues in North America decreased 10 percent while international sales declined by 8 percent. Within international markets revenues in Latin America and Asia declined the most.

Earnings before interest and taxes (EBIT) in the first quarter were $484 million, or 11.3 percent of sales, down from $562 million or 11.9 percent of sales a year ago.

Net income attributable to Cummins in the first quarter was $321 million ($1.87 per diluted share), compared to $387 million ($2.14 per diluted share) in the first quarter of 2015. The tax rate in the first quarter of 2016, was 28.4 percent.

“Our results for the first quarter reflect solid execution of our cost reduction plans in the face of very challenging market conditions,” said Rich Freeland Chief Operating Officer. “Benefits from restructuring actions, material cost reduction projects and lower warranty costs all helped to mitigate the impact of lower sales.”

Based on the current forecast, we expect full year 2016 revenues to be down 5 to 9 percent, and EBIT to be in the range of 11.6 to 12.2 percent of sales, unchanged from our forecast three months ago.

Effective April 2016 we re-organized our business to combine our Power Generation Segment and our High Horsepower engine business creating the Power Systems Segment. Going forward we will present results for four operating segments: Engine, Distribution, Components and Power Systems. We will begin to report results for our new reporting structure in the second quarter of 2016 and will also reflect this change for historical periods. “The formation of the Power Systems Segment combines two businesses that are already strongly interdependent and will allow us to streamline business and technical processes to accelerate innovation, grow market share and more efficiently manage our supply chain and manufacturing operations,” said Chairman and CEO Tom Linebarger.

Other recent highlights:

•	Our QSK95 diesel engine received Tier 4 Final certification from the EPA for the US locomotive market.

•	We announced a joint venture with Olayan to expand access to markets and enhance the service and support provided to customers in the Middle East.

•	Ethisphere Institute named Cummins to its list of the world’s most ethical companies for the 9th straight year.

•
We returned $745 million to shareholders in the form of dividends and share repurchases in the first quarter, consistent with our plans to return 75 percent of Operating Cash Flow to shareholders in 2016.

First quarter 2016 detail (all comparisons to same period in 2015)

Engine Segment

•	Sales - $2.3 billion, down 10 percent.

•	Segment EBIT - $200 million, or 8.6 percent of sales, compared to $253 million or 9.7 percent of sales.

•	Sales declined due to lower production in the North American heavy-duty truck market and weak demand in power generation, oil and gas, commercial marine and mining markets.

Distribution Segment

•	Sales - $1.5 billion, down 1 percent.

•	Segment EBIT - $95 million, or 6.5 percent of sales, compared to $88 million or 6.0 percent of sales.

•	Increased revenue from acquisitions and growth in international markets were more than offset by lower sales in off-highway markets in North America and the negative impact of currency.

Components Segment

•	Sales - $1.2 billion, down 5 percent.

•	Segment EBIT - $173 million, or 14.0 percent of sales, compared to $195 million or 15.0 percent of sales.

•	Lower sales in North America and the unfavorable impact of currency more than offset growth in China.

Power Generation Segment

•	Sales - $550 million, down 19 percent.

•	Segment EBIT - $31 million, or 5.6 percent of sales, compared to $49 million, or 7.2 percent of sales.

•	Weaker sales in most regions, with Asia and Latin America declining the most.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,200 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.4 billion on sales of $19.1 billion in 2015. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2016. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2015 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.